FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2026 Third Quarter Results
Product Revenue Grows 19.7%; Mexico Expansion and Footprint Optimization Position Company for Further End-Market Diversification and Growth

COLUMBUS, OH, November 3, 2026 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in medium- and heavy-duty truck, powersports, building products, and industrial and utilities industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended September 30, 2026.

Eric Palomaki, the Company’s President and Chief Executive Officer, said, “Our third quarter results reflect continued progress against our strategic initiatives that will shape our next phase of growth. While the quarter absorbed several one-time start-up costs associated with our Mexico expansion, footprint optimization, and higher external input costs, we achieved key operational milestones that position us for improved performance. Monterrey is now operational, and the two 4,500-ton presses in Matamoros, which many of our investors saw under construction at our recent Investor Day, are on track to come online by year-end, further expanding our capacity and supporting long-term growth.

As highlighted at our September Investor Day, demand trends continued to improve across several of our key markets. Medium- and heavy-duty truck production continued to recover during the quarter, while building products and industrial and utilities end markets remained healthy. Our commercial pipeline continues to strengthen. So far this year, we have secured approximately $30 million in new business awards and see a path to approximately $50 million in new business awards through six major projects currently in our last stage of our sales pipeline funnel. We also continue to expand our position in attractive long-term growth markets, including a significant award for battery energy storage systems. As electrification, grid hardening and increasing power demand drive infrastructure investment, we believe we are well-positioned to capitalize on these opportunities and further diversify our end-market exposure while advancing sustainable long-term growth,” commented Palomaki.

Alex Panda, the Company’s EVP and Chief Financial Officer, said, “Third quarter financial results reflected strong underlying business activity and continued execution of our strategic growth investments. Product revenue increased nearly 20% year-over-year, driven by improving heavy-duty truck demand, new program launches, and continued strength in our building products and industrial and utilities end markets. While profitability was impacted by one-time commissioning costs in Monterrey, portfolio footprint optimization activities, and higher external input costs, these investments are supporting additional capacity, improving operating efficiency, and future growth. Additionally, tooling project revenue accounted for a larger portion of sales during the quarter, which impacts our reported margins in the short term but creates recurring demand and revenue. Gross margin was 14.8% for the quarter and would have been approximately 18.6%, excluding the impact of tooling project revenue mix and Monterrey commissioning charges. Consistent with our outlook discussed at our Investor Day, we continue to expect full-year net sales to be flat to up approximately 5% with gross margins in the 16% to 17% range.

During the quarter, we continued to invest in initiatives that support long-term growth while maintaining financial flexibility. This included approximately $0.8 million to establish a center of excellence for our hood and battery systems in our Gaffney, South Carolina facility. Consistent with our disciplined capital allocation strategy, we also remained active in our share repurchase program during the quarter and into October,” commented Panda.

Third Quarter 2026 Highlights

•Total net revenues increased 54.4%, comprised Production revenues of $64.8 million and Tooling Project revenue of $25.4 million.
◦Production revenues increased 19.7% year-over-year, mainly due to higher demand from the medium and heavy-duty truck and new program launches.
◦Tooling Project revenue of $25.4 million compared to $4.3 million year-over-year is project-based revenue that is necessary ahead of a customer production cycle.
•Gross margin of $13.4 million, or 14.8% of net revenues, compared to 17.4% of net sales in the prior year third quarter. Excluding the impact of the tooling project margins and Monterrey commissioning charges, gross margin was 18.6%. This year's gross margins were also pressured by higher raw material input costs, which were offset by favorable fixed operating leverage, operating efficiencies, and a favorable product mix.
•Selling, general, and administrative expenses of $11.8 million, or 13.1% of net revenues, compared to $7.6 million, or 13.0% of net revenues in the prior year third quarter.
◦Third quarter 2026 SG&A expenses included $1.8 million of non-recurring costs associated with the Mexico expansion and footprint optimization costs.
•Operating income of $1.6 million, or 1.8% of net revenues, which includes non-recurring costs above, compared to operating income of $2.6 million, or 4.4% of net revenues for the prior year third quarter.
•Net income of $1.5 million, or $0.17 per diluted share, compared to net income of $1.9 million, or $0.22 per diluted share for the prior year third quarter. Adjusted net income1 of $2.9 million, or $0.33 per diluted share, compared to $0.24 per diluted share in the prior year period.
•Adjusted EBITDA1 of $6.4 million, or 7.1% of net revenues, compared to $6.4 million, or 11.0% for the prior year third quarter.

Nine-Month 2026 Highlights

•Total net revenues comprised Production revenue of $183.2 million and Tooling Project revenue of $28.4 million.
◦Production revenues increased 3.6% due entirely to the higher demand in power sports and new program launches.
◦Tooling Project revenue of $28.4 million compared to $22.3 million year-over-year is project-based revenue that is necessary ahead of a customer production cycle.
•Gross margin of $38.1 million, or 18.0% of net revenues, compared to 18.2% of net revenues in the prior year nine-month period.
•Selling, general, and administrative expenses of $33.4 million, or 15.8% of net revenues, compared to $25.6 million, or 12.9% of net revenues.
◦2026 nine-month period SG&A expenses included $6.6 million of non-recurring costs associated with the Mexico expansion, footprint optimization and severance costs.
•Operating income of $4.6 million, or 2.2% of net revenues, which includes non-recurring costs above, compared to operating income of $10.6 million, or 5.3% of net revenues for the prior year nine-month period.
•Net income of $3.9 million, or $0.45 per diluted share, compared to net income of $8.1 million, or $0.93 per diluted share for the prior year nine-month period. Adjusted net income1 of $9.4 million, or $1.07 per diluted share.
•Adjusted EBITDA1 of $21.4 million, or 10.1% of net revenue, compared to $23.1 million, or 11.6% for the prior year nine-month period.

1Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures as defined and reconciled

2026 Capital Expenditures

The Company’s capital expenditures for the first nine months of 2026 were $19.7 million, including $12.2 million related to the Company's Mexico expansion project. For the full year 2026, the Company expects capital spending of approximately $28 to $30 million, including approximately $20 million allocated to the Mexico expansion. The Company generated a Return on Capital Employed1 of 5.0% for the trailing twelve months and 5.1% excluding cash.

Financial Position at September 30, 2026

The Company’s cash and revolving credit facility balance at September 30, 2026, was $5.4 million and $4.8 million, respectively. On July 2, 2026, the Company entered into the third amendment of its 2022 Credit Agreement. This amendment refinanced the Company's existing term loan and credit facilities. The Company has secured credit facilities in an aggregate principal amount of $100 million, consisting of a $50 million revolving credit facility and a $50 million delayed draw term loan facility at favorable rates compared to the 2022 Credit Agreement.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the period ending September 30, 2026. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through November 10, 2026, by calling (855) 669-9658 and using passcode ID: 1960550#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; business conditions in the plastics, transportation, power sports, utilities and commercial product industries (including changes in demand for production); the availability and price increases of raw materials; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; the imposition of new or increased tariffs and the resulting consequences; safety and security conditions in Mexico; costs and other resources related to Core Molding

Technologies’ efforts to expand its customer base and grow its business, and provide on-time delivery to customers; the Company’s decision to pursue new products and initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; the Company’s financial position or other financial information; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; cybersecurity incidents or other similar disruptions; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net revenue:
Production	$64,827	$54,178	$183,179	$176,823
Tooling Project	25,410	4,257	28,370	22,298
Total net revenue	90,237	58,435	211,549	199,121

Total cost of revenue	76,854	48,290	173,460	162,879

Gross margin	13,383	10,145	38,089	36,242

Selling, general and administrative expense	11,793	7,572	33,440	25,616

Operating income	1,590	2,573	4,649	10,626

Other income and expense
Net interest (income) expense	39	34	185	18
Net periodic post-retirement benefit	(117)	(117)	(351)	(344)
Total other (income) and expense	(78)	(83)	(166)	(326)

Income before income taxes	1,668	2,656	4,815	10,952

Income tax expense	155	779	914	2,840

Net income	$1,513	$1,877	$3,901	$8,112

Net income per common share:
Basic	$0.18	$0.22	$0.45	$0.95
Diluted	$0.17	$0.22	$0.45	$0.93

Core Molding Technologies, Inc.
Product Revenue by Market
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Medium and heavy-duty truck	$28,191	$19,470	$71,898	$80,276
Power sports	13,555	17,548	49,497	45,962
Building products	6,897	5,862	18,387	16,912
Industrial and utilities	7,111	5,851	18,642	17,095
All other	9,073	5,447	24,755	16,578
Net production revenue	$64,827	$54,178	$183,179	$176,823

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30,	As of
	2026	December 31,
	(unaudited)	2025
Assets:
Current assets:
Cash and cash equivalents	$5,437	$38,058
Accounts receivable, net	40,643	30,831
Inventories, net	26,693	19,715
Prepaid expenses and other current assets	24,557	14,724
Total current assets	97,330	103,328

Right of use asset	13,775	14,494
Property, plant and equipment, net	97,121	86,940
Goodwill	17,376	17,376
Intangibles, net	2,793	3,479
Other non-current assets	2,565	2,515
Total Assets	$230,960	$228,132

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Revolving debt	$4,810	$—
Current portion of long-term debt		2,075
Accounts payable	29,056	14,924
Contract liabilities	3,231	5,018
Compensation and related benefits	7,871	4,988
Accrued other liabilities	7,316	7,168
Total current liabilities	52,284	34,173

Other non-current liabilities	1,800	1,935
Lease liabilities	12,524	13,113
Long-term debt	—	17,639
Post retirement benefits liability	3,205	3,101
Total Liabilities	69,813	69,961

Stockholders' Equity:
Common stock	86	85
Paid in capital	49,026	47,503
Accumulated other comprehensive income, net of income taxes	2,749	3,938
Treasury stock	(41,178)	(39,918)
Retained earnings	150,464	146,563
Total Stockholders' Equity	161,147	158,171
Total Liabilities and Stockholders' Equity	$230,960	$228,132

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$3,901	$8,112
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,743	9,504
Loss on disposal of property, plant and equipment	—	4
Share-based compensation	1,523	1,646
Losses (gain) on foreign currency	(653)	(285)
Change in operating assets and liabilities:
Accounts receivable	(9,812)	(4,759)
Inventories	(6,978)	(1,455)
Prepaid and other assets	(11,039)	(1,560)
Accounts payable	15,154	4,060
Accrued and other liabilities	2,865	(744)
Post retirement benefits liability	(334)	(357)
Net cash provided by operating activities	3,370	14,166
Cash flows from investing activities:
Purchase of property, plant and equipment	(19,698)	(9,305)
Net cash used in investing activities	(19,698)	(9,305)
Cash flows from financing activities:
Gross repayments on revolving line of credit	(18,468)	—
Gross borrowings on revolving line of credit	23,278	—
Payments for taxes related to net share settlement of equity awards	(612)	(600)
Purchase of treasury stock	(648)	(2,249)
Payment of principal on term loans	(19,843)	(1,418)
Net cash used in financing activities	(16,293)	(4,267)
Net change in cash and cash equivalents	(32,621)	594
Cash and cash equivalents at beginning of period	38,058	41,803
Cash and cash equivalents at end of period	$5,437	$42,397
Cash paid for:
Interest	$492	$771
Income taxes	$4,354	$3,341
Non cash investing activities:
Fixed asset purchases in accounts payable	$708	$207

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restructuring and severance costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted Net Income represents net income before severance cost (net of tax).

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net revenue , Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net income	$1,513	$1,877	$3,901	$8,112
Provision for income taxes	155	779	914	2,840
Total other expenses(1)	(78)	(83)	(166)	(326)
Depreciation and amortization	2,516	3,093	8,614	9,444
Share-based compensation	527	521	1,523	1,646
Severance costs	—	—	1,411	979
Footprint optimization and Mexico Expansion Costs (restructuring)	1,763	220	5,167	420
Adjusted EBITDA	$6,396	$6,407	$21,364	$23,115

Adjusted EBITDA as a percent of net revenue	7.1%	11.0%	10.1%	11.6%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Trailing Twelve Months
Net income	$3,083	$605	$1,783	$1,513	$6,984
Provision for income taxes	642	190	569	155	$1,556
Total other expenses(1)	(133)	(31)	(57)	(78)	(299)
Depreciation and amortization	3,386	3,037	3,061	2,516	12,000
Share-based compensation	142	495	501	527	1,665
Succession plan costs	476	924	487	—	1,887
Footprint optimization and Mexico Expansion Costs (restructuring)	$—	$2,102	$1,302	1,763	$5,167
Adjusted EBITDA	$7,596	$7,322	$7,646	$6,396	$28,960

Total Outstanding Debt as of September 30, 2026					$4,810

Debt to Trailing Twelve Months Adjusted EBITDA					0.17

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Trailing Twelve Months
Operating Income	$3,592	$764	$2,295	$1,590	$8,241

Equity					$161,147
Structured Debt					$4,810
Total Capital Employed					$165,957

Return on Capital Employed					5.0%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Trailing Twelve Months
Operating Income	$3,592	$764	$2,295	$1,590	$8,241

Equity					$161,147
Structured Debt					$4,810
Less Cash					$(5,437)
Total Capital Employed, Excluding Cash					$160,520

Return on Capital Employed, Excluding Cash					5.1%

Core Molding Technologies, Inc.
Free Cash Flow
Nine Months Ended September 30, 2026 and 2025
(unaudited, in thousands)

	2026	2025
Cash flow provided by operations	$3,370	$14,166
Purchase of property, plant and equipment	(19,698)	(9,305)
Free cash flow	$(16,328)	$4,861

Core Molding Technologies, Inc.
Adjusted Net Income per Share
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net Income	$1,513	$1,877	$3,901	$8,112
Succession plan costs (net of tax)	$—		$1,404	$773
Mexico expansion and footprint optimization costs (net of tax)	$1,393	$174	$4,072	$332
Adjusted net income	$2,906	$2,051	$9,377	$9,217

Weighted average common shares outstanding - basic	8,581,000	8,561,000	8,606,000	8,583,000
Weighted average common and potentially issuable common shares outstanding - diluted	8,727,000	8,688,000	8,758,000	8,709,000

Net income per share - basic	$0.18	$0.22	$0.45	$0.95
Severance costs (net of tax)	—	—	0.16	0.09
Mexico expansion and footprint optimization costs (net of tax)	$0.16	$0.02	$0.47	$0.04
Adjusted net income per share - basic	$0.34	$0.24	$1.08	$1.08

Net income per share - diluted	$0.17	$0.22	$0.45	$0.93
Severance costs (net of tax)	—	—	0.16	0.09
Footprint optimization costs (net of tax)	$0.16	$0.02	$0.46	$0.04
Adjusted net income per share - diluted	$0.33	$0.24	$1.07	$1.06